EXHIBIT 10.40


                        -- Panamco / EDS Confidential --







                       Customer's Outsourcing Agreement








COA- - Guatemala                    Page 0

                        -- Panamco / EDS Confidential --



I.   PREAMBLE

This Customer's Outsourcing Agreement (the "AGREEMENT"), dated to be effective as of December 1, 2000 (the "COMMENCEMENT DATE") is entered by and among Embotelladora Central, S.A., with its principal office at 26 Calle 6-02, Zona 11, Apartado Postal 161, Guatemala City, Guatemala (the "CUSTOMER"), and Electronic Data Systems (EDS) de Guatemala S.A., with its principal office in Guatemala at 7a. Avenida 5-10 Zona 4, Centro Financiero, Torre I, Nivel 10, Oficina 3, Guatemala City, Guatemala 01004 (the "VENDOR").

         Whereas Electronic Data Systems Corporation ("EDS") and The Coca-Cola Company ("TCCC") have entered into a Master Outsourcing Agreement dated as of the 18 day of June, 1999, ("MASTER OUTSOURCING AGREEMENT"), a copy of which is attached hereto as Schedule M, which provides that a Customer (as that term is defined in the Master Outsourcing Agreement) may, upon the execution of a Customer's Outsourcing Agreement (as that term is defined in the Master Outsourcing Agreement), outsource various technical information services to an EDS affiliate upon the terms and conditions set forth in the Master Outsourcing Agreement as supplemented or modified by this Agreement;

        Whereas the Customer wishes to outsource various technical information services to the Vendor on the terms and conditions set forth in the Master Outsourcing Agreement, as supplemented or modified by this Agreement;

        Whereas the Vendor is capable of providing the technical information services required by this Agreement to be provided by Vendor to the Customer;

        Now THEREFORE in consideration of the agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

     A.   General

          1. As of the Commencement Date all of the terms and conditions set forth in the Master Outsourcing Agreement as supplemented or modified by this Agreement, including all exhibits and appendixes, shall be binding and enforceable between the Customer and the Vendor.

               a. The defined terms used in this Customer's Outsourcing Agreement shall have the same meaning given to them in the Master Outsourcing Agreement, including all exhibits and appendixes thereto. Changes or amendments to the Master Outsourcing Agreement made subsequent to the date hereof shall only be effective for this Agreement if Customer and Vendor hereto have so explicitly agreed in writing.

               b. The Customer and the Vendor agree that they have both read and do understand the Master Outsourcing Agreement, including all exhibits and appendixes thereto.

               c. Any reference to "Customer" herein shall include TCCC, its divisions and subsidiaries and all entities directly or indirectly involved in the manufacture or wholesale distribution of TCCC products, provided that any such entity shares information services with the Customer during the Customer's Outsourcing Agreement Term.



COA- - Guatemala                    Page 1

                        -- Panamco / EDS Confidential --



          2. This Customer's Outsourcing Agreement shall supersede all previous agreements and arrangements, written or oral, between the parties on the subject matter hereof.

     B.   Definitions

          In addition to the definitions in the Master Outsourcing Agreement, the following definitions are applicable to this Agreement.

          1. "CONTRACT YEAR" shall mean a twelve (12) consecutive month period beginning at the Commencement Date and ending at midnight on the day before the anniversary of the Commencement Date in each subsequent year.

          2. "DESKTOP SERVICES" are that portion of the Baseline Services described as Desktop Services in Schedule B.

          3. "HAND HELD TERMINALS" are the mobile computing terminals generally used by the Customer sales force to take orders, process invoices, perform sales settlements on delivery routes and perform inventory control and in use by the Customer sales force.

          4. "HAND HELD SERVICES" are that portion of the Baseline Services described as Hand Held Services in Schedule B.

          5. "INTERNATIONAL TELECOMMUNICATIONS NETWORK MANAGEMENT SERVICES" means the provision by Vendor, through duly licensed telecommunications carriers, and management by Vendor in accordance with the Telecommunications Management Services described in Schedule B, of an international telecommunication network connecting the Vendor Mexico City Data Center with premises of an affiliate of Customer in San Jose, Costa Rica for use in delivery and use of the Help Desk Services and Midrange Services.

          6. "KEY SYSTEMS" are those systems identified as Key Systems on Schedule E-IV-C, made available through the Centralized Services.

          7. "LATIN AMERICA AGREEMENTS" are, collectively, this Customer's Outsourcing Agreement together with the other seven Customer's Outsourcing Agreements entered by and between affiliates of Vendor and affiliates of Customer, each dated to be effective as of December 1, 2000 and each incorporating the Master Agreement with such additions and revisions as stated in such Customer's Outsourcing Agreements, providing collectively for services to be provided by Vendor and the affiliates of Vendor to Customer and the affiliates of Customer in each of the following countries: Mexico, the United States, Brazil, Costa Rica (and Panama), Guatemala, Nicaragua, Colombia and Venezuela.

          8. "MIDRANGE SERVICES" are that portion of the Baseline Services described as Midrange Services in Schedule B.

          9. "NETWORK MANAGEMENT SERVICES" are that portion of the Baseline Services described as Network Management Services in Schedule B.

          10. "PROJECT MANAGEMENT SERVICES" are that portion of the Baseline Services described as Project Management Services in Schedule B.


COA- - Guatemala                    Page 2

                        -- Panamco / EDS Confidential --



          11. "TELECOMMUNICATIONS MANAGEMENT SERVICES" are that portion of the Baseline Services described as Telecommunications Management Services in Schedule B.

     C.   Application of the Master Outsourcing Agreement

          With reference to the below sections of the Master Outsourcing Agreement, the parties to this Agreement have agreed to the following particular terms and conditions:

II.  TERM

     A.   Initial (2.03)

          The initial term of this Agreement shall commence on the Commencement Date and shall continue until midnight on the fifth anniversary of the Commencement Date, unless terminated earlier pursuant to Section 18 of the Master Outsourcing Agreement (the "Initial Term").

III. PROVISION OF SERVICES

     A.   Description of Services (3.01)

          The Baseline Services for this Agreement are described in Schedule B, except for those portions of such Schedule B which refer expressly to Services to be provided in another country other than Guatemala or Central America , or in some cases are identified specifically by reference to Guatemala or Central America

          Schedule B describes generally the Baseline Services to be provided by Vendor and affiliates of Vendor to Customer and affiliates of Customer pursuant to the Latin America Agreements, and is being attached and incorporated in substantially the same form to each of the Latin America Agreements. It is acknowledged, however, that the International Telecommunications Network Management Services, the Midrange Services and the Help Desk Services described in Schedule B shall not be provided by Vendor or paid for by Customer pursuant to this Agreement, but rather shall be available to Customer and with respect to Help Desk Services, Customer's Panamanian affiliate because they shall be performed by an affiliate of Vendor operating in Mexico and paid for by an affiliate of Customer operating in Mexico pursuant to a different Latin America Agreement, and made available to Customer by its affiliate on a shared use basis. Similarly, the Project Management Services described in Schedule B shall not be provided by Vendor or paid for by Customer pursuant to this Agreement, but rather shall be available to Customer because they shall be performed by an affiliate of Vendor operating in the United States and paid for by an affiliate of Customer operating in the United States pursuant to a different Latin America Agreement, and made available to Customer by its affiliate on a shared use basis. It is therefore agreed that any change in the terms of such Latin America Agreements pertaining to Mexico and the United States, as indicated, may affect the actual availability to Customer of the International Telecommunications Network Management, Midrange, Help Desk and Project Management Services provided pursuant thereto, and that such terms may be changed by the parties to such agreements without the consent and approval of Customer or Vendor. It is also agreed that notwithstanding anything to the contrary provided in this Agreement and its Schedules, Vendor shall have no liability or responsibility to Customer under this Agreement with respect to any delay or failure in the Service, including failure to achieve any


COA- - Guatemala                    Page 3

                        -- Panamco / EDS Confidential --



          Service Level, with respect to the International Telecommunications Network Management, Midrange, Help Desk and Project Management Services. Any such delay or failure in the International Telecommunications Network Management, Midrange, Help Desk, or Project Management Services shall be addressed solely in accordance with the terms of the Latin America Agreements pursuant to which such Services are provided and paid for by the affiliates of Customer and Vendor.

          In the event that the Latin America Agreement relating to services to be provided by an affiliate of Vendor to an affiliate of Customer in Mexico shall expire or terminate for any reason prior to the expiration or termination of this Agreement, Customer agrees to accept directly from the affiliate of Vendor providing such services in Mexico such International Telecommunications Network Management, Midrange and Help Desk Services, and to pay such affiliate of Vendor Customer's proportionate share of usage (as allocated collectively by Customer and the affiliates of Customer to account for the total and communicated by written notice to Vendor and such affiliate of Vendor) on a monthly basis of the fees payable to such affiliate of Vendor for such International Telecommunications Network Management, Midrange and Help Desk Services under such Latin America Agreement on the date of its termination or expiration. Such fees payable under such Latin America Agreement shall be grossed up to cover the amount of any taxes required to be paid by any applicable law with respect to such amounts due from Customer to such affiliate of Vendor; the payment of such taxes being the obligation of Customer. The parties hereto shall use their best efforts to agree on a mutually satisfactory business arrangement to resolve the situation in a different manner, and for that purpose Customer shall meet with the affiliates of Customer and with Vendor and the affiliates of Vendor party to all then continuing Latin America Agreements to discuss and negotiate in good faith a different arrangement designed to allow continued access to and use of the International Telecommunications Network Management, Midrange and Help Desk Services by Customer and the affiliates of Customer in a manner and on terms mutually acceptable to all. It is understood that the obligations of Customer under this paragraph may be enforced by the affiliate of Vendor entitled to provide and receive payment for such International Telecommunications Network Management, Help Desk and Midrange Services as a third party beneficiary.

IV.  DATA CENTERS

     A.   Data Center Location (4.01)

          From the Commencement Date, Vendor shall deliver the Midrange Services from the Data Center of an affiliate of Customer located at San Jose, Costa Rica until completion of the Services described in the Transition Plan. Following completion of such Services described in the Transition Plan, an affiliate of Vendor shall deliver the Midrange Services from a data center operated by it and located in Mexico City (the "VENDOR MEXICO CITY DATA CENTER").

     B.   Improvements. (4.04)

          Improvements to Customer's facilities that would constitute "fixtures" will become the Customer's property and will be performed at Customer expense.

V.   PERFORMANCE STANDARDS

     A.   Description of Performance Standards (5.02 and 8.02)


COA- - Guatemala                    Page 4

                        -- Panamco / EDS Confidential --


          The Performance Standards and Service Levels to be applicable with respect to this Agreement, and the applicability of the same during the Transition Period, shall be as defined in Schedule E to this Agreement. The credits that may be applicable in the event of any failure by Vendor to achieve the Critical Service Levels with respect to this Agreement shall be those identified by reference to Guatemala or Central America in such Schedule E.

     B.   Adjustment of Service Levels (5.04)

          Periodic adjustments of Service Levels and governing rules are described in Schedule E to this Agreement.

     C. Measurement and Monitoring (5.05) Measurement and monitoring of Service Level performance are described in Schedule E to this Agreement.

VI.  PROJECT TEAM

     A.   Customer Project Manager (6.02)

          The Customer Project Manager appointed as of the Commencement Date is Rubens Padalino.

     B.   Vendor Project Manager (6.03)

          The Vendor Project Manager (also referred to as the "CLIENT DELIVERY EXECUTIVE" or the "CDE") appointed as of the Commencement Date is Enrique Garcia.

     C.   Project Staff (6.06)

          Key Staff Members are defined by reference to Guatemala in Schedule G to this Agreement. Notwithstanding the terms of the Master Agreement, (i) members of the Project Staff formerly employed by Customer shall be considered to be Key Staff Members only if so defined on Schedule G, and (ii) Vendor shall not reassign or replace any such individual during the initial five (5) year term of this Agreement except in those circumstances described in Section 6.06(b) of the Master Outsourcing Agreement.

     D.   Contractors and Subcontractors (6.07)

          Vendor contractors and subcontractors approved by Customer as of the Commencement Date are identified on Schedule L to this Agreement.

     E.   Right to Hire (6.11)

          It is recognized that the right of Customer to hire Vendor Personnel during the Termination Assistance Period recognized by Section 6.11 of the Master Outsourcing Agreement shall not include any right of Customer to hire the Vendor Project Manager.


COA- - Guatemala                    Page 5

                        -- Panamco / EDS Confidential --


VII. OTHER VENDOR RESPONSIBILITIES

     A.   Reports (7.03)

          Reports to be prepared periodically by Vendor are described in Exhibit G of Schedule B to this Agreement.

     B.   Change Control Procedures (7.02)

          The first draft of the Change Control Procedures to be applicable for purposes of this Agreement shall be prepared by Vendor within ninety (90) days of the Commencement Date and the parties shall use their best efforts to have such Change Control Procedures agreed and included in the Policy and Procedures Manual within one hundred twenty (120) days of the Commencement Date.

     C.   Consents (7.04)

          Customer shall have the obligation to obtain, and to pay for costs associated with obtaining, required consents and approvals as described in Section 7.04 of the Master Outsourcing Agreement, including those specifically identified on Schedule N to this Agreement.

     D.   Disaster Recovery Plan (7.11)

          Arrangements for restoration and continued provision of the Midrange, Network Management, and Help Desk Services (the "CENTRALIZED SERVICES") in the event of a disaster, or force majeure event, shall be addressed in a Disaster Recovery Plan which shall be developed by Vendor within one hundred eighty (180) calendar days following the Commencement Date and subsequently implemented by Vendor following completion of the Services described in the Transition Plan. Such Disaster Recovery Plan shall be designed to allow for (i) restoration of the Key Systems provided through the Centralized Services to be completed within forty eight (48) hours and (ii) restoration of other Services to be provided by Vendor within sixty (60) days, in each case following the declaration of the occurrence of a disaster that inhibits the Vendor of providing the Services. Such declaration shall be automatic if, at any time, the Services are interrupted and not completely restorable in 24 hours from the occurrence of the event causing the outage.

VIII. TRANSITION TO VENDOR

     A.   Transition Plan (8.01)

          The Transition Period shall begin with the Commencement Date and shall be completed on or before the first anniversary of such date in accordance with the Transition Plan defined and attached in Schedule H to this Agreement.

     B.   Transitioned Customer Employees (8.03)

          Certain Customer employees as are listed in Schedule J (the "TRANSITIONING EMPLOYEES") may be offered employment with the Vendor subject to employment policies of Vendor and the terms as set forth in Schedule J. The Transitioning Employees who accept an offer of employment with the Vendor will become employees of Vendor, and shall commence such employment with Vendor on the date set forth in Schedule J (such date being referred to as the "EMPLOYEE TRANSITION DATE"). For each Transitioning Employee hired by Vendor, Customer's


COA- - Guatemala                    Page 6

                        -- Panamco / EDS Confidential --


          obligations to continue to pay wages, provide benefits and make employee contributions shall terminate as of the Employee Transition Date except to the extent otherwise provided in Schedule J. Within forty five (45) days following the Commencement Date, Vendor shall deliver to Customer a written list of all Transitioning Employees who accepted an offer of employment with the Vendor, and Customer shall acknowledge receipt of such list. Thereafter, upon the request of either party, Customer and Vendor shall amend Schedule J by mutual written agreement to substitute (i) the list of Transitioning Employees hired by Vendor, for (ii) the list of Transitioning Employees qualified to receive an offer of employment from Vendor included in Schedule J on the Commencement Date.

IX.  EQUIPMENT, SOFTWARE, AND PROPRIETARY RIGHTS (9.01, 9.02, 9.07)

     A.   Equipment

          The equipment that will be used by the Vendor to provide and perform the Services is listed by reference to Guatemala or Central America in Schedule I, the Resource Control Log, attached to this Agreement, and shall be provided by Customer or Vendor and replaced or refreshed as described in such Schedule B.

          In the event that any of such equipment used in providing the Midrange Services is no longer needed for use in providing such Services pursuant to this Agreement, if so requested by Customer in accordance with the procedure discussed below, it shall be the responsibility of Vendor to sell or otherwise dispose of such equipment on behalf of Customer, using good faith efforts to sell such equipment for its fair market value. Upon notice that disposal of any such equipment is necessary, Vendor shall prepare and provide to Customer estimates of both the then current fair market value of the equipment in question and the anticipated expenses of sale or other disposal. Within a reasonable time after receiving such estimates, Customer shall provide written notice to Vendor of its election as to whether Vendor should proceed to dispose of the equipment in the manner contemplated by the Vendor estimates. The proceeds of any such sale shall be first applied to pay the reasonable expenses incurred by Vendor in completing such sale or other disposal, and the remainder, if any, shall be paid by Vendor to Customer. If the expenses of such sale or other disposition by Vendor exceed the proceeds, Customer shall reimburse the difference to Vendor.

          In the event that any personal computers or Hand Held Terminals for which Services are provided by Vendor pursuant to this Agreement are replaced or otherwise not needed for use by Customer, upon the request of Customer it shall be the responsibility of Vendor to (i) first erase and overwrite the disc storage and memory of each such device in a manner designed to assure that matters stored thereon cannot be recovered, and (ii) then to sell or otherwise dispose of such devices in a manner determined most appropriate by Vendor. All expenses and all proceeds relating to or arising from such erasure and overwriting and the sale or other disposal of such devices by Vendor shall be for the account of Vendor.

     B.   Customer Software

          Schedule I, by reference to Guatemala or Central America, contains a list of all the Customer Software applicable hereto .


COA- - Guatemala                    Page 7

                        -- Panamco / EDS Confidential --


     C.   Vendor Software

          Schedule I, by reference to Guatemala or Central America , contains a list of all the Vendor Software applicable hereto.

     D.   Source Code and Back-up Tapes

          Vendor shall maintain copies of the Back-Up Tapes for the following time periods:

          For Midrange databases, Back-Up Tapes shall be required with respect to each calendar month and each calendar year, and such Back-Up Tapes shall be maintained for not less than six (6) years from date of creation.

     E.   Third Party Software

          Schedule I, by reference to Guatemala or Central America , contains a list of all the Third Party Software anticipated to be used by Vendor in providing the Baseline Services as of the Commencement Date. The additional information with respect to such Third Party Software as required by Section 9.09 (a) of the Master Outsourcing Agreement shall be provided by Vendor to Customer within one hundred twenty (120) days.

X.    Resourcing and Aggregate Limitations (10.01)

          To the extent that Customer obtains from third parties, or provides to itself, any of the Services in accordance with Section 10.01 of the Master Outsourcing Agreement, the amounts to be paid to Vendor by Customer will be adjusted according to the mechanism set forth in Schedule F (and, if appropriate, the Global Pricing Exhibit of the Master Agreement), and any equipment, software or service contracts owned or leased by Vendor for use in providing the Services and no longer needed by Vendor as a result of such reduction in Services by Customer shall be sold or assigned to or at the direction of Customer as provided in Article XIV.B of this Agreement below as applicable in the event of a termination of this Agreement.

XI.   THIRD PARTY SERVICE CONTRACTS (10.03)

          The Vendor shall have access to and use of all of the third party services governed by the Third Party Service Contracts described in
          Part I of Schedule K to this Agreement. The Vendor shall have financial responsibility to reimburse Customer for the regular monthly charges with respect to, but shall not assume, those Third Party Service Contracts described by reference to Guatemala or Central America in Part II of Schedule K to this Agreement.

XII.  INSURANCE (12.01)

          It is agreed that the requirements of Section 12.01 of the Master Outsourcing Agreement shall be satisfied by EDS maintaining the insurance described therein throughout the term of this Agreement, with the endorsements required by Section 12.01(b) and the certificates and notices required by Section 12.01(c) provided to Administracion S.A. de C.V., an affiliate of Customer organized under the laws of Mexico for the benefit collectively of Customer and each of the affiliates of Customer party to a Latin America Agreement.


COA- - Guatemala                    Page 8

                        -- Panamco / EDS Confidential --


XIII. PAYMENT TO VENDOR (13.01, 13.03, 13.12, 13.14)

     A.   Baseline Service Fees

          Baseline Service Fees and the Baseline Resources included in such Fees are defined in Schedule F to the Agreement. In those instances where fees or amounts with respect to more than one country are indicated on such Schedule F, the fees and amounts applicable to this Agreement shall be those identified by reference toGuatemala or Central America. Such Baseline Service Fees are not calculated on a "cost-plus" basis as anticipated by the Global Pricing Exhibit attached to and part of the Master Agreement, and therefore shall not be subject to the Global Volume Discounts as described in such Global Pricing Exhibit. Such Baseline Service Fees and other amounts stated on Schedule F as due to be paid by Customer to Vendor are not inclusive of VAT, which shall be paid by Customer in accordance with
          Section 13.14 of the Master Outsourcing Agreement.

     B.   Retained and Pass Through Expenses

          Retained and Pass Through Expenses are defined in Schedule F to the Agreement.

     C.   Incidental and Other Charges

          Each of Customer and Vendor shall be responsible for the incidental expenses that may be incurred by Vendor as provided in Schedule F to this Agreement.

     D.   Increase or Reduction in Fees

          Customer shall pay Additional Volume Charges (also referred to as "ARCs" or "AVCs") and be entitled to receive Reduced Volume Credits (also referred to as "RRCs" or RVCs") as defined in Schedule F to this Agreement.

          Each of Customer and Vendor acknowledge that the fees payable under this Agreement for any New Services that are Inscope Infrastructure Services shall be based upon the Global Pricing Exhibit attached to and part of the Master Agreement, if other New Service Fees are not agreed by Vendor and Customer in accordance with Section 3.02 of the Master Outsourcing Agreement.

     E.   Payment Schedule

          1.   Start-up

               Vendor shall invoice One-time Transition Charges as described on Schedule F to this Agreement. In the event of a termination for convenience by Customer in accordance with Section 18.01(b) of the Master Outsourcing Agreement, any such Transition Charges as yet unpaid by Customer shall be considered to be among the capital investments to be paid by Customer to Vendor as a termination fee.

          2.   Monthly Service Charges

               Monthly Service Charges shall be invoiced in arrears. This means that each month's Services will be invoiced on the first day of each month and Customer will pay undisputed charges not more than 30 days after receipt of the invoice.


COA- - Guatemala                    Page 9

                        -- Panamco / EDS Confidential --


          3.   ARC/RRCs

               Vendor will provide an invoice for variable charges, with appropriate back-up detail, and shall endeavor to provide such invoice in the month following the month in which the charges were incurred. Customer will pay undisputed charges not more than 30 days after receipt of the invoice.

     F.   Adjustment to Charges

          1.   Payment Currency.

               All charges and sums due to the Vendor under this Agreement are specified in this Agreement in either United States Dollars ("DOLLARS") or Guatemalan Quetzales ("LOCAL CURRENCY"). The parties acknowledge, however, that to the extent required by applicable law of Guatemala , the amounts specified here in Dollars may be paid by Customer to Vendor in Local Currency. If Customer elects or is required to make any such payment in Local Currency rather than Dollars, the parties agree that the rate of exchange used to convert the amounts due from Dollars to Local Currency shall be the rate at which the Bank of Guatemala publicly offers to sell Dollars for Local Currency on the day immediately preceding the date payment is made to Vendor. If such central bank should stop publishing its rate for the sale of Dollars, the parties agree that the rate of exchange used to convert the amounts due from Dollars to Local Currency shall be (i) the rate published in the bulletin of the local stock market for operations denominated in Dollars or,
               (ii) if there is no local stock market or such a rate is not published by the stock market, shall be the rate determined by averaging the rates offered by the three largest banks in Guatemala as the rates at which such banks offer to sell Dollars for Local Currency on the day immediately preceding the date payment is made to Vendor.

          2.   Interest on Late Payments

               Any amounts due to be paid hereunder in Dollars not paid when due will bear interest until paid as set forth in Section 13.12 of the Master Outsourcing Agreement. If any amounts due to be paid hereunder in Local Currency are not paid when due, the following procedure shall be followed to determine the amount due from Customer when payment is made: (i) each amount due but unpaid shall be converted to a value in Dollars at the exchange rate established by Article XIII,F,1 of this Agreement above as of the date such payment was due, (ii) interest on the resulting amount of Dollars shall be calculated from the date such amount was due until it is paid as set forth in Section
               13.12 of the Master Outsourcing Agreement, and (iii) the resulting total in Dollars of the payment due plus accrued interest shall be converted to a value in Local Currency at the exchange rate established by Article XIII,F,1 of this Agreement above as of the date such payment is actually made.

          3.   Cost of Living Adjustment

               a.   Local Currency Adjustment.

                    The total portion of the amounts payable to Vendor hereunder which are specified as due and payable in Local Currency shall be indexed to the Inflacion index as published by the Bank of Guatemala , or the equivalent if such index is not available (the "NCPI"). If, on the first day of any calendar year during the term of this Agreement, the NCPI for the calendar month immediately


COA- - Guatemala                    Page 10

                        -- Panamco / EDS Confidential --


                    preceding such day (the "NCPI Current Index") is higher than the NCPI (i) one year prior thereto, or (ii) in the event Vendor has made an immediate adjustment during such year as described below, the date of such adjustment (as applicable, the "NCPI Base Index"); then, effective as of the first day of such calendar year, all amounts specified in this Agreement as due from Customer to Vendor in Local Currency, as previously adjusted pursuant to this Section, shall be increased by the percentage that the NCPI Current Index increased from the NCPI Base Index. If at any time during a calendar year the NCPI Current Index increases by ten percent (10%) or more over the NCPI Base Index, then by notice to Customer, Vendor may immediately increase the portion of the amount payable to Vendor in Local Currency under this Agreement by such percentage, without waiting until the first day of the next calendar year. For purposes of clarity, it is acknowledged that the intent of the parties is that any such amounts payable by Customer to Vendor in Local Currency will be modified periodically as appropriate in accordance with this paragraph, applying any such changes in the NCPI for the appropriate period to the pricing for this Agreement, as such pricing may have been previously modified pursuant to this paragraph, so that such adjustments have cumulative effect with respect to all changes in the NCPI from the Commencement Date through termination of this Agreement.

               b.   Dollar Adjustment.

                    Forty-two percent (42%) of the portion of the amounts payable to Vendor hereunder which are specified in this Agreement as due and payable in Dollars shall be indexed to the Consumer Price Index for All Urban Consumers, U.S. City Average, for All Items (1982-84 = 100), as published in the Bureau of Labor Statistics of the Department of Labor of the United States of America (the "CPI"). Such adjustments shall be calculated using the CPI in the manner as provided above with respect to adjustments based upon the NCPI for amounts specified as payable in Local Currency except that (i) such adjustments shall be calculated only on the first day of each calendar year during the term of this Agreement, commencing January 1, 2002, and no immediate adjustments shall be made, and (ii) such adjustment shall be made to correspond to ninety five percent (95%) of the change in the CPI index for each calendar year, rather than one hundred percent (100%) of the index change. If the CPI growth in every calendar year is less than 5 %, Vendor will not adjust the portion of the amounts payable to Vendor hereunder which are specified in this Agreement as due and payable in Dollars. For purposes of clarity, it is acknowledged that the intent of the parties is that any such amounts payable by Customer to Vendor in Dollars will be modified periodically as appropriate in accordance with this paragraph, applying any such changes in the CPI for the appropriate period to the pricing for this Agreement, as such pricing may have been previously modified pursuant to this paragraph, so that such adjustments have cumulative effect with respect to all changes in the CPI from the Commencement Date through termination of this Agreement.




COA- - Guatemala                    Page 11

                        -- Panamco / EDS Confidential --


XIV.  TERMINATION

     A.   Termination for Failure to Provide the Services. (18.03)

          If the Vendor fails to provide and perform the Baseline Services or any New Services and such failure creates a material adverse effect on the Customer's business and the Vendor does not, (within 48 hours after proper notice of such failure has been provided to the Vendor by the Customer), cure such failure or, if such failure cannot be cured within such 48-hour period, then the Vendor shall provide to the Customer a workaround solution that will allow the Customer to perform its normal business operations, then the Customer may, upon proper notice to Vendor, terminate this Customer's Outsourcing Agreement as of the date specified in the notice of termination without regard to Section 18.02 of the Master Outsourcing Agreement. For purposes hereof, failure to provide Baseline Services or New Services shall be deemed to have "a material adverse effect on Customer's business" in accordance with the standard provided in
          Section 18.03 of the Master Outsourcing Agreement.

     B.   Transfer of Assets upon Termination or Expiration of the Agreement.

          Upon expiration or termination of this Agreement for any reason, Vendor shall sell or assign to or at the direction of Customer, and Customer shall accept and provide consideration as provided herein with respect to, all equipment, software and service contracts then owned or leased by Vendor primarily for use in providing the Services, to the extent that Vendor may do so under the applicable agreements. If any such agreements may not be assigned by Vendor to Customer, then Vendor shall retain such agreements and be reimbursed by Customer all costs related thereto arising from and after the date of termination, in accordance with the procedures described on Schedule D. All such equipment shall be transferred in good working condition, reasonable wear and tear excepted. In the case of Vendor-owned equipment, Vendor shall grant to Customer or its designee a warranty of title and a warranty that such equipment is free and clear of all liens and encumbrances. Such conveyance by Vendor to Customer shall be (i) at Vendor's net book value for assets being depreciated by Vendor in accordance with generally accepted accounting principles, (ii) at fair market value for assets the acquisition cost of which was not capitalized by Vendor, and
          (iii) on assumption of all executory obligations and reimbursement of pre-paid obligations with respect to non-capitalized contractual rights. In the case of leases or other contracts, Vendor shall represent and warrant that it is not in default of the lease or other contract on the date of assignment, and that all payments due thereunder have been made through the date of assignment. To the extent permitted by Vendor's contracts with third parties, Vendor shall assign or transfer to Customer or its designee all warranties and other third party warranties on any such assets conveyed to Customer or its designee.

     C.   Fee in the Event of Early Termination.

          In the event of any termination of this Agreement prior to the conclusion of the Initial Term, Customer agrees to pay to Vendor the termination charge as defined by reference to Guatemala in the table of such charges set forth in Schedule F.

XV.  TERMINATION ASSISTANCE SERVICES (18.06 AND 19.01)

     Termination Assistance Services and the Fees to be paid by Customer with respect thereto are described in Schedule D hereto.


COA- - Guatemala                    Page 12

                        -- Panamco / EDS Confidential --

XVI. DAMAGES (21.01)

     NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATING TO SUCH PARTY'S PERFORMANCE UNDER THIS AGREEMENT. FURTHERMORE, THE TOTAL AMOUNT WHICH CAN BE RECOVERED BY EITHER PARTY FOR THE OTHER PARTY'S FAILURE TO PERFORM, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT OR OTHERWISE, UNDER THIS AGREEMENT SHALL NOT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE OF ALL SERVICE FEES PAID BY CUSTOMER UNDER THIS AGREEMENT IN THE TWELVE MONTHS PRECEDING ANY CLAIM. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (I) CUSTOMER'S OR VENDOR'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (II) THE INDEMNIFICATIONS SET FORTH IN
     ARTICLE 20; (III) CUSTOMER OBLIGATIONS TO PAY FEES AS PROVIDED HEREIN FOR SERVICES RENDERED, OR (IV) BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 15.

     Vendor's responsibilities for Telecommunications Management Services under this Agreement shall be limited to managing the Telecommunication Services Agreement(s) at issue as provided in Schedule B. Vendor shall not itself be liable for a breach by the TC Vendor of the terms and conditions of such Telecommunication Services Agreement(s) or for any obligations incurred by Customer under the Telecommunication Services Agreement(s).

     Other than credits which may become available to Customer (directly or indirectly) in the event of a failure of a Service Level with respect to the International Telecommunications Network Management Services as provided on Schedule E, Vendor disclaims any and all liability resulting from or arising out of the provision of any Telecommunication Services by a TC Vendor or any acts or omissions of a TC Vendor. With the exception of such Service Level credits or any warranties or indemnities that the TC Vendor shall provide for Customer's benefit pursuant to the Telecommunication Services Agreement, the Telecommunication Services are made available to Customer on an "AS IS" basis without warranty. Vendor' responsibility with respect to any Service Interruption shall be as described in Schedule B and, to the extent applicable to such Service Interruption, Schedule E.

XVII. MISCELLANEOUS

     A.   Notices (22.03)

          In the case of Customer:

                 Embotelladora Central, S.A.
                 26 Calle 6-02, Zona 11
                 Apartado Postal 161
                 Guatemala City, Guatemala
                 Attention: Director General

                 Telephone:  (502) 442-3879
                 Facsimile: (502) 442-0966

          With a copy to:

                 Panamco LLC


COA- - Guatemala                    Page 13

                        -- Panamco / EDS Confidential --

                 701 Waterford Way, Suite 800
                 Miami, Florida  33126
                 Attention: General Counsel and Information Systems Director
                 FAX:  305-856-3900


          In the case of Vendor:

                 Electronic Data Systems (EDS) de Guatemala S.A..
                 C/o Asencio, Andrade & Asoc.
                 7a. Avenida 5-10 Zona 4
                 Centro Financiero
                 Torre I, Nivel 10, Oficina 3
                 Guatemala City, Guatemala 01004
                 Attention:  Managing Partner

                 With a copy to:

                 Electronic Data Systems Corporation
                 5400 Legacy Drive
                 Plano, Texas 75024 U.S.A.
                 Attention: General Counsel
                 FAX: 972-605-5610

                 And  a copy to:

                 Electronic Data Systems Corporation
                 C/o Panamco L.L.C.
                 701 Waterford Way
                 Suite 800
                 Miami, Fl 33126 U.S.A.
                 Attention: EDS Client Delivery Executive
                 Telephone: (305) 929-0800
                 Facsimile: (305) 856-3900

     B.   Governing Law and Forum (22.13)

          This Agreement shall be construed and governed by the laws of Guatemala, subject to the requirements of Paragraph C in this
          Article XVII of this Agreement below . Any claim, controversy or dispute arising out of or relating to this Agreement ("Dispute") shall be resolved first as provided in Section 17.01 of the Master Outsourcing Agreement or, if such informal methods do not resolve the Dispute, as provided in Paragraph C in this Article XVII of this Agreement below. To the extent access to any courts is required without contravention of such agreed provisions for the resolution of any Dispute, each of Customer and Vendor irrevocably accepts the jurisdiction of the courts of Guatemala.


COA- - Guatemala                    Page 14

                        -- Panamco / EDS Confidential --


     C.   Arbitration

          Any Dispute that the parties are unable to resolve through the procedures described in Section 17.01 of the Master Outsourcing Agreement will be submitted to arbitration in accordance with the following procedures:

          1. Either party may demand arbitration by giving the other party written notice to such effect, which notice will describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party's request for relief and will include a statement of the total amount of damages claimed, if any, and any other remedy sought by that party. The arbitration will be held pursuant to the International Arbitration Rules of the American Arbitration Association ("AAA") in effect at the time of the arbitration, except as may be modified herein or by mutual agreement of the parties. The arbitration shall be conducted before three neutral arbitrators in New York, New York, or such other location as may be mutually agreed by the parties.

          2. Within 30 days after the other party's receipt of such demand, the parties will mutually determine who the arbitrators will be in accordance with such rules of the AAA or, if the parties are unable to agree on the arbitrators within that time period, the arbitrators will be selected by the AAA in accordance with such rules. In any event, the arbitrators must be neutral participants, with no prior working relationship with either party, and shall have a background in, and knowledge of, the information technology services industry. If persons with such industry experience are not available, the arbitrators shall be chosen from the large and complex case panel or, if appropriate persons are not available from such panel, the retired federal judges pool.

          3. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing fair, speedy and cost-effective resolution of disputes. The arbitrators will not have authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

          4. The decision of, and award rendered by, the arbitrators will be final and binding on the parties. Upon the request of a party, the arbitrator's award will include written findings of fact and conclusions of law. Judgment on the award may be entered in and enforced by any court of competent jurisdiction. Each party will bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrators.

          5 In the event that any Dispute subject to any such arbitration relates to matters that are the subject of a separate and additional dispute between an affiliate of Customer and an affiliate of Vendor under another of the Latin America Agreements, any arbitration proceedings to resolve such Disputes shall be consolidated upon the request of either party. In the event of any such consolidation of Disputes, to the extent the matters in controversy is the same in each, the parties agree that notwithstanding Paragraph B of this Article XVII above, this Agreement shall be considered as construed under and governed by the law of the jurisdiction to which the largest claim in Dispute arises for the resolution of such Disputes involving the same matters in controversy.


COA- - Guatemala                    Page 15

                        -- Panamco / EDS Confidential --


          6. Other than those matters involving injunctive or other extraordinary relief or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Article XVII, Paragraph C, are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

     D.   Customer Third-Party Contractors. (10.02)

          Customer shall require Customer Third Party Contractors to comply with Vendor's security and confidentiality requirements and shall not be required to disclose any Vendor confidential or proprietary information to any Third Party Contractor of Customer that is a competitor of Vendor.

     E.   Individuals Performing the Services. (13.14)

          Vendor agrees to be responsible to verify that all individuals it provides to perform the Services required to be provided by Vendor under this Customer's Outsourcing Agreement are legally able to work in the country in which they are working to provide such Services. However, it is neither necessary nor appropriate that all such individuals providing Services on behalf of Vendor be legally authorized to work in the United States.

     F.   Rules of Interpretation. (22.11)

          In the event of a conflict between the terms and conditions of the Master Agreement and Customer's Outsourcing Agreement, the terms and conditions of Customer's Outsourcing Agreement shall prevail. In the event of a conflict between the Master Agreement and Customer's Outsourcing Agreement and any Amendment to Customer's Outsourcing Agreement, the terms of the Amendment to Customer's Outsourcing Agreement shall prevail.

          In those circumstances in the Schedules attached hereto where there is a reference to "Central America" or "CA", it shall be considered collectively as a reference to Costa Rica, Nicaragua and Guatemala. Unless otherwise indicated from the context, the matter referenced shall not be considered as a reference to each such country in the Central America group, but rather in a manner allocated among the Latin America Agreements pertaining to such three countries based upon actual usage or location, or otherwise as mutually agreed by Customer and its affiliates in Nicaragua and Costa Rica with Vendor and its affiliates in those countries. In any event, Customer and Vendor each agree to negotiate in good faith to agree to written amendments to this Agreement and its Schedules within a reasonable time to appropriately reflect such allocations and references among the Latin America Agreements for Central America.

     G.   Euro and Euro Compliance (16.01, 16.02, 22.01).

          It is recognized not to be necessary that all Software and Equipment provided or used pursuant to this Agreement be tested or warranted for functionality with respect to Euro Compliance or data involving the Euro currency, or conversion between Local Currency and the said Euro.


COA- - Guatemala                    Page 16

                        -- Panamco / EDS Confidential --


     H.   Survival

          Without limiting the requirements of Section 22.15 of the Master Outsourcing Agreement, it is agreed that the terms of Articles III-A; VI-E; XIII-F-1 and 2; XIV-B; XV; XVI; and XVII-B and F of this Agreement shall survive the expiration or termination of this Agreement for any reason.

XVIII.   Representations and Warranties.

     A.   By Customer (16.01(a) through (f)).

          Customer represents, warrants and covenants that:

               (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Guatemala;

               (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

               (c) the execution, delivery and performance of this Agreement have been duly authorized by Customer;

               (d) it covenants that is has not as of the Commencement Date, and will not, disclose any Confidential Information of Vendor in violation of the terms of this Agreement;

               (e) there is no claim, action, suit, investigation, or proceeding pending or, to Customer's knowledge, contemplated or threatened against Customer which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Vendor's rights under this Agreement; and

               (f) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement.

     B.   By Vendor (16.02 (a) through (g)).

          Vendor represents, warrants and covenants that:

               (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of Guatemala;

               (b) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

               (c) the execution, delivery and performance of this Agreement have been duly authorized by Vendor;

               (d) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement;


COA- - Guatemala                    Page 17

                        -- Panamco / EDS Confidential --

               (e) it covenants that is has not, and will not, disclose any Confidential Information of Customer in violation of the terms of this Agreement;

               (f) there is no claim, action, suit, investigation, or proceeding pending or, to Vendor's knowledge, contemplated or threatened against Vendor which seeks damages or penalties in connection with any of the transactions contemplated by this Agreement or to restrict or delay the transactions contemplated hereby or to limit in any manner Customer's rights under this Agreement; and

               (g) there are no brokers with claims to fees based upon the transactions contemplated under this Agreement.

XIX. SCHEDULES

     The Schedules hereto shall form an integral part of this Customer's Outsourcing Agreement and shall be regarded as incorporated into this Agreement in every respect. In case of inconsistency between the terms and conditions of the said Schedules and this Agreement the latter shall prevail to the extent of such inconsistency but no further.

     A.   INTENTIONALLY OMITTED

     B.   DESCRIPTION OF SERVICES

     C.   INTENTIONALLY OMITTED

     D.   TERMINATION ASSISTANCE SERVICES

     E.   PERFORMANCE STANDARDS AND SERVICE LEVELS

     F.   CHARGES AND RESOURCE BASELINES

     G.   KEY VENDOR STAFF MEMBERS

     H.   VENDOR'S TRANSITION PLAN

     I.   EQUIPMENT AND SOFTWARE RESOURCE LOG

          1.   EQUIPMENT PROVIDED BY CUSTOMER

          2.   EQUIPMENT PROVIDED BY VENDOR

          3.   SOFTWARE PROVIDED BY CUSTOMER

          4.   SOFTWARE PROVIDED BY VENDOR

     J.   EMPLOYEE TRANSITIONS

     K.   THIRD PARTY SERVICE AGREEMENTS


COA- - Guatemala                    Page 18

                        -- Panamco / EDS Confidential --


     L.   APPROVED SUBCONTRACTORS

     M.   MASTER AGREEMENT

     N.   CONSENTS AND APPROVALS

This Customer's Outsourcing Agreement is signed in two (2) original copies, on
December     , 2000 to be effective on the date first above written as if the
Vendor had been legally formed and in existence on that date.

Embotelladora Central, S.A.                       Electronic Data Systems (EDS)
                                                  de Guatemala S.A.



-----------------------------------               -----------------------------
Authorized representative                         Authorized representative

Printed name:                                     Printed name:



-----------------------------------               -----------------------------



-----------------------------------
Authorized representative

Printed name:                      :



-----------------------------------



COA- - Guatemala                    Page 19